Exhibit 99.1

CONTACTS:
Media:	Bill Mintz	(713) 296-7276
	Bob Dye	(713) 296-6662

Investors:	Tom Chambers	(713) 296-6685
	Rob Rayphole	(713) 296-6160
APACHE CLOSES $1.5 BILLION NOTES OFFERING
     Houston, Aug. 20, 2010 — Apache Corporation (NYSE, Nasdaq: APA) said today it has closed its previously announced offering of $1.5 billion in aggregate principal amount of 5.10 percent notes due 2040.
     Net proceeds to Apache, after the underwriting discount and estimated offering expenses, were approximately $1.47 billion.
     Apache used proceeds from the offering to repay borrowings under its bridge loan facility and commercial paper program, which were used to fund the purchase of BP’s assets in the Permian Basin of West Texas and New Mexico in a transaction that closed Aug. 10. The Permian purchase was part of Apache’s previously announced acquisition of BP’s oil and gas operations, acreage and infrastructure in the Permian and Egypt’s Western Desert and substantially all of BP’s upstream natural gas business in western Alberta and British Columbia.
     BofA Merrill Lynch, BNP Paribas Securities Corp., Citi, Goldman, Sachs & Co., J.P. Morgan, HSBC and Wells Fargo Securities were joint book-running managers for the offering.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
-end-
     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Exhibit 99.1

     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our website and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Other than as required by law, Apache assumes no duty to update these statements as of any future date.